Exhibit 99.1

For Immediate Release Thursday, March 11, 2004

LUXEMBURG BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE

YEAR ENDED DECEMBER 31, 2003

Luxemburg, WI- March 11, 2004 --- Luxemburg Bancshares, Inc. parent company of the Bank of Luxemburg announced earnings for the year ended December 31, 2003.

Net income for the year ended December 31, 2003 was $2,072,008 or $3.75 per share as compared to $1,931,567 or $3.52 per share for the year ended December 31, 2002.  The net interest income increased $368,348 or 7.1% to $5,542,810 for the year ended December 31, 2003 from $5,174,462 for the year ended December 31, 2002 and other non-interest income increased $575,972 or 22.3% to $3,158,801 for the year ended December 31, 2003 from $2,582,829 for the year ended December 31, 2002, while non-interest expenses increased $733,912 or 16.3% to $5,226,184 for the year ended December 31, 2003 from $4,492,272 for the year ended December 31, 2002. John Slatky, President of Luxemburg Bancshares, Inc. stated, “The Corporation’s income benefited from the lower mortgage interest rates, allowing many customers to finance new homes or refinance their mortgage at a lower rate.”

The assets of the corporation grew $13,851,282 to $168,019,103 for the year ended December 31, 2003.  The asset growth reflects a net loan growth of $16,762,346 and a deposit growth of $14,558,278 in the Bank of Luxemburg subsidiary.

The Book Value of the Company’s stock at December 31, 2003 was $30.73 as compared to $27.99 as of December 31, 2002.

Cautionary Note: The matters discussed in this press release, including expectations regarding interest income, interest expense and net interest margin, operating results and net income are forward-looking statements that involve risks and uncertainties.  The assumptions and risk factors that cause actual results to differ materially include changes in interest rates or in the volume of earning assets and deposits, increases in non-performing of delinquent loans, increased competition, changes in the volume of loans originated for the secondary market and changes in the volume of sales of alternative investments by Raymond James Financial Services, as well as those described from time to time in the Company’s SEC reports.

Luxemburg Bancshares, Inc. and the Bank of Luxemburg provide banking services to customers located in Luxemburg, Green Bay, Dyckesville, Algoma and Casco from offices located in each community and soon Forestville.  The Company also provides financial planning and the sale of alternative investments to its customers in each community through the company’s affiliation with Raymond James Financial Services.

FOR MORE INFORMATION ABOUT LUXEMBURG BANCSHARES, INC.

CONTACT JOHN SLATKY AT 1-920-845-2345.

TABLES TO FOLLOW...

Luxemburg Bancshares, Inc. and Subsidiaries

Report for the Period Ended December 31, 2003

CONSOLIDATED STATEMENTS OF INCOME	Year Ended December 31,

	2003	2002
Total Interest Income	8,352,314	8,837,349
Total Interest Expense	2,809,504	3,662,887
Net Interest Margin	5,542,810	5,174,462
Provision for Credit Losses	525,000	486,000
Net Interest Income After Provision For Credit Losses	5,017,810	4,688,462
Total Other Income	3,158,801	2,582,829
Total Operating Expenses	5,226,184	4,492,272
Income Before Provision For Income Taxes	2,950,427	2,779,019
Provision for Income Taxes	878,419	847,452
Net Income	$ 2,072,008	$ 1,931,567

Basic Earnings Per Common Share	$3.75	$3.52
Weighted Average Common Shares Outstanding

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2003	December 31, 2002
Cash and Cash Equivalents	16,542,020	17,275,228
Investment Securities Available For Sale-Stated at Fair Value	11,325,780	14,296,159
Net Loans	132,056,848	115,955,406
Other Assets	8,094,455	6,641,028
Total Assets	$ 168,019,103	$ 154,167,821

Total Deposits	147,002,663	132,444,385
Other Liabilities	4,037,085	6,368,297
Total Liabilities	151,039,748	138,812,682
Total Stockholders’ Equity	16,979,355	15,355,139
Total Liabilities and Stockholders Equity	$ 168,019,103	$ 154,167,821

CONSOLIDATED STATEMENTS OF CASH FLOW

     Year Ended December 31,

	2003	2002
Cash Provided by Operating Activities	2,767,760	3,362,916
Increase in Loans	(16,762,346)	(14,866,768)
Increase in Deposits	14,558,278	12,135,242
Net Purchases of Securities Available for Sale	2,934,360	2,888,181
Other Investing & Financing Activities	(4,231,260)	(136,786)
Net Increase (Decrease) in Cash and Cash Equivalents	(733,208)	3,382,785